Exhibit 99.09

Pazoo CEO Interviewed on "The Stock Radio"

CEDAR KNOLLS, N.J., Dec. 11, 2012 /PRNewswire/ -- Pazoo, Inc. (OTCBB Symbol: PZOO (German WKN#: A1J3DK)) CEO David Cunic has been interviewed on "The Stock Radio". The interview can be accessed at the following link: http://thestockradio.com/david-cunic-ceo-of-pazoo-inc-otcqb-pzoo/1839.

TheStockRadio.com is a small-cap research and investment commentary provider which strives to provide a balanced view of many promising small-cap companies that would otherwise fall under the radar of the typical Wall Street investor. TheStockRadio provides investors with an excellent first step in their research and due diligence by providing daily trading ideas, and consolidating the public information available on them. For more information on TheStockRadio please visit http://thestockradio.com.

David Cunic spoke about the company's recent events as well as the Pazoo vision to empower individuals with the knowledge needed to improve their lives through everyday health and wellness. Pazoo's marketing strategies, products, and future plans were talked about in detail, including Pazoo's overall growth as a company.  Mr. Cunic also discussed how individuals can take an active role in their health and wellness by utilizing the Pazoo methods.

David M. Cunic, CEO of Pazoo, Inc. stated, "We are very pleased about the interview on 'The Stock Radio'. This is just another step in the process of telling the Pazoo story and empowering individuals with the knowledge they need to improve their daily health and wellbeing. We are very excited for the future of Pazoo."

About Pazoo, Inc.:

Pazoo, Inc.'s web site www.pazoo.com provides a warehouse of competitively priced products and an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the pet industry, Pazoo.com offers a unique, multi-dimensional interactive web site where consumers can gain insights into health and wellness for themselves and their pets from leading industry experts.  Also, our team of medical, fitness, nutritional and pet professionals seek to enhance our customers' wellbeing by offering a limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

About TheStockRadio.com:

TheStockRadio.com is not a registered investment advisor and nothing contained in any materials should be construed as a recommendation to buy or sell any securities. TheStockRadio.com is a Web site wholly owned by the Allan James Group. TheStockRadio.com nor its affiliates have a beneficial interest in Pazoo; nor have they received compensation of any kind from Pazoo. Please read TheStockRadio report and visit its web-site, TheStockRadio.com, for complete risks and disclosures.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  Investor@Pazoo.com

SOURCE Pazoo, Inc.

Released December 11, 2012